Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Second Quarter 2016 Financial Results

- Conference call update today at 4:30PM ET -

Vancouver, British Columbia – August 4, 2016 - (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the second quarter ending June 30, 2016.

“With patient screening having commenced, we are on track for initiating enrollment in our first planned Phase 3 clinical trial with AQX-1125 in interstitial cystitis/bladder pain syndrome (IC/BPS) in this third quarter” said David Main, President & CEO of Aquinox. “We continue to guide toward top-line data from this first Phase 3 trial in the fourth quarter of 2017. We expect that our cash will carry us beyond topline data from this trial and we will update investors from time-to-time on enrollment as we progress.”

The LEADERSHIP 301 trial is anticipated to enrol a minimum of 300 patients at clinical research centers in Canada, the United States and Europe and will be conducted as a three arm, multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical trial investigating the ability of 200 mg and 100 mg oral, once daily AQX-1125 to reduce bladder pain in patients with moderate to severe IC/BPS. The primary endpoint of the LEADERSHIP 301 trial will be to measure the difference in the change from baseline in the maximum daily bladder pain score based on an 11-point numeric rating scale (NRS) at twelve weeks recorded by electronic diary. The trial will also include up to a 40-week open-label extension affording all participating patients the opportunity for treatment with AQX-1125.

Business Highlights

Key Executive Appointments. On May 25, 2016 we announced the appointment of Mrs. Abigail L. Jenkins as Chief Commercial Officer and Mr. Paul Brennan as Vice President, Business Development. Mrs. Jenkins will act as our US Business Head at our San Bruno, CA office and lead the design and implementation of the commercialization strategy for AQX-1125 while Mr. Brennan will be responsible for the identification and fostering of corporate alliances to support and complement our global business strategies.

Presentation of LEADERSHIP 201 Data at CUA. Following our presentations at the European Association of Urology Conference in March 2016 and at the American Association of Urology in May 2016, the results from the LEADERSHIP 201 trial were presented by Dr. Curtis Nickel at the recent Annual Meeting of the Canadian Urological Association (CUA) from June 25-28, 2016.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $99.2 million as of June 30, 2016, compared to $112.9 million as of December 31, 2015. This decrease was primarily driven by the ongoing advancement of AQX-1125 towards initiation of our LEADERSHIP 301 clinical trial in IC/BPS. Aquinox expects its cash, cash equivalents, short-term and long-term investments to be sufficient to complete the LEADERSHIP 301 trial as well as supportive activities related to manufacturing, toxicology and additional clinical development.

R&D Expenses. Research and development expenses for the second quarter of 2016 increased to $9.2 million from $3.6 million in the second quarter of 2015. This increase was primarily driven by increased expenditures related to the initiation of our LEADERSHIP 301 clinical trial.

G&A Expenses. General and administrative expenses for the second quarter of 2016 increased to $1.8 million from $1.2 million in the second quarter of 2015. This increase was primarily driven by higher personnel related costs and the establishment of an office in San Bruno, CA.

Net Loss. Net loss for the second quarter of 2016 was $10.9 million compared to a net loss of $4.8 million for the second quarter of 2015. This increase was primarily driven by increased operating expenditures related to the initiation of our LEADERSHIP 301 clinical trial.

Aquinox will host a conference call and live audio webcast on Thursday, August 4, 2016 at 4:30 PM (ET)/ 1:30 PM (PT).

Conference Call and Webcast Details:

Date: Thursday, August 4, 2016

Time: 4:30 PM (ET) / 1:30 PM (PT)

Toll-free: (866) 357-7878

International: (315) 625-3088

Conference ID: 54900899

Webcast URL: http://edge.media-server.com/m/p/ff6xquaz

The live webcast may be accessed through the “Events & Presentations” page in the “Investor Relations” section of the company’s website at www.aqxpharma.com. The archived webcast will also be available on Aquinox’s website approximately two hours after the event and will be available for replay for at least 30 days after the event.

About Interstitial Cystitis/Bladder Pain Syndrome (IC/BPS)

IC/BPS is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. IC/BPS is estimated to affect between 5 and 12 million people in the United States. Most IC/BPS patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of IC/BPS. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the LEADERSHIP 201 Trial

The LEADERSHIP 201 trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with IC/BPS. The primary endpoint was to measure the difference in the change from baseline in the average daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on secondary endpoints including both pain and urinary symptoms. A total of 69 subjects were enrolled. For more information on the LEADERSHIP 201 trial, please visit http://www.clinicaltrials.gov.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signalling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and seven completed clinical trials. Aquinox completed a successful Phase 2 clinical trial with AQX-1125 for the treatment of IC/BPS in 2015 and anticipates initiation of a Phase 3 trial with AQX-1125 in IC/BPS in the third quarter of 2016.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. With a successful Phase 2 clinical trial completed in 2015, Aquinox plans to initiate a Phase 3 trial in 2016 with AQX-1125 for treatment of IC/BPS. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the planning for, and timing of, our planned Phase 3 clinical trials in IC/BPS; potential market opportunities for AQX-1125; and our projected cash position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Gitanjali Ogawa

Vice President

The Trout Group

646-378-2949

Gogawa@troutgroup.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	JUNE 30, 2016	DECEMBER 31, 2015
Assets
Cash, cash equivalents, short-term and long-term investments	$99,223	$112,940
Other current assets	1,090	314
Other long-term assets	387	89

Total assets	$100,700	$113,343

Liabilities
Current liabilities	$8,497	$4,792
Non-current liabilities	114	131

Total liabilities	$8,611	$4,923

Stockholders’ equity	92,089	108,420

Total liabilities and stockholders’ equity	$100,700	$113,343

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015
Operating expenses
Research and development	$9,235	$3,619	$14,116	$8,186
General and administrative	1,830	1,173	3,783	2,646

Total operating expenses	11,065	4,792	17,899	10,832
Other income (expenses)	164	42	287	(330)

Net loss before income taxes	(10,901)	(4,750)	(17,612)	(11,162)

Net loss	$(10,901)	$(4,750)	$(17,612)	$(11,162)

Net loss per common stock - basic and diluted	$(0.63)	$(0.44)	$(1.02)	$(1.04)
Basic and diluted weighted average number of common stock outstanding	17,212,007	10,723,584	17,211,997	10,717,808